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                                                                     EXHIBIT 5.1

                     [Letterhead of Chadbourne & Parke LLP]


                               November 21, 2000




Cedar Brakes I, L.L.C.
1001 Louisiana Street
Houston, Texas  77002

Ladies and Gentlemen:

              We are acting as counsel to Cedar Brakes I, L.L.C. (the "Company"), a limited liability company organized under the laws of the State of Delaware, in connection with the offer to exchange (the "Exchange Offer") its 8 1/2% Series B Senior Secured Bonds due February 14, 2014 (the "Series B Bonds"), for an equal principal amount of the Company's outstanding 8 1/2% Senior Secured Bonds due February 14, 2014 (the "Series A Bonds"), and in connection with the preparation of the prospectus (the "Prospectus") contained in the registration statement on Form S-4 (the "Registration Statement") (No. [__________]) filed with the Securities and Exchange Commission by the Company for the purpose of registering the Series B Bonds under the Securities Act of 1933, as amended (the "Act"). The Series Bonds have been, and the Series B Bonds will be, issued pursuant to an Indenture, dated as of September 26, 2000, between the Company and Bankers Trust Company, as trustee (the "Trustee"), as supplemented by the First Supplemental Indenture dated as of November 20, 2000 between the Company and the Trustee (such Indenture, as so supplemented, being herein referred to as the "Indenture"). Unless otherwise defined herein, terms defined in the Prospectus are used herein as defined therein.

              We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and representatives of the Company, and have made such other and further investigations, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

              Based on the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that, assuming the due authorization, execution and delivery by the Trustee of the Indenture, when the Series B Bonds have been duly executed by the Company and authenticated by the Trustee in accordance with the Indenture, and duly delivered in exchange for the Series A Bonds in accordance with the Exchange Offer in

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Cedar Brakes I, L.L.C.                                         November 21, 2000

the manner described in the Registration Statement, the Series B Bonds will constitute valid and legally binding obligations of the Company, entitled to the benefits of the Indenture.

              Our opinion set forth above is subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

              We are members of the bar of the State of New York and we do not express any opinion herein concerning any laws other than the laws of the State of New York, the corporate laws of the State of Delaware and the federal law of the United States of America.

              We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                               Very truly yours,


                                               /s/ CHADBOURNE & PARKE LLP